Free Writing Prospectus
Filed Pursuant to Rule 433
Dated October 17, 2017
Registration Statement Nos. 333-205553 and 333-205553-05

$1bln BMW Vehicle Lease Trust ("BMWLT") 2017-2    (Auto Lease)

Joint-Leads	:	RBC (str), HSBC, Societe Generale
Co-Managers	:	Mizuho, Wells Fargo

CLS	AMT($mm)	WAL	M/F	WIN	E.FIN	L.FIN	SPRD	YLD%	CPN%	$Px
A-1	175.00	0.27	P-1/F1+	1- 7	05/18	10/18		1.350	1.35	100.00000
A-2a	230.00	1.08	Aaa/AAA	7-19	05/19	02/20	EDSF+16	1.815	1.80	99.99126
A-2b	150.00	1.08	Aaa/AAA	7-19	05/19	02/20	1mL + 18			100.00000
A-3	350.00	1.97	Aaa/AAA	19-28	02/20	10/20	EDSF+26	2.079	2.07	99.99992
A-4	95.00	2.41	Aaa/AAA	28-30	04/20	03/21	iSwp+36	2.210	2.19	99.97683

Expected Pricing	:	PRICED	Registration	:	SEC Registered
Expected Settle	:	10/25/17	ERISA Eligible	:	Yes
First Payment	:	11/20/17	Pxg Speed	:	100% PPC to Maturity
Expected Ratings	:	Moody's/Fitch	Min Denoms	:	$1k x $1k
Bill & Deliver	:	RBC

CUSIPS:	A-1	:	05584P AA5
	A-2a	:	05584P AB3
	A-2b	:	05584P AC1
	A-3	:	05584P AD9
	A-4	:	05584P AE7

Available Information:
* Preliminary Prospectus, Ratings FWP and Intex CDI (attached)
* Intexnet	:	RBCBMWLT172	Passcode	:	49Y2

BMW AUTO LEASING LLC HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES.  BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND THE OTHER DOCUMENTS BMW AUTO LEASING LLC HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT BMW AUTO LEASING LLC AND THIS OFFERING.  YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV.  ALTERNATIVELY, BMW AUTO LEASING LLC, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING 1-866-375-6829.